EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") dated January 19, 2022

B E T W E E N:

Lucid Psycheceuticals, a wholly-owned subsidiary of FSD Pharma Inc. (the "Company")

- and -

Kevin Cassidy (the "Employee")

RECITALS

WHEREAS the Company wishes to hire the Employee with the Company effective as of February 7, 2022 (the "Effective Date"), in the position of Vice-President;

NOW THEREFORE in consideration of the mutual covenants and promises and other good and valuable consideration set forth in this Agreement, the parties agree as follows:

SECTION 1 - EFFECTIVE DATE AND TERM

1.1 Effective Date and Term. The terms and conditions of this Agreement shall become effective on the Effective Date and shall continue indefinitely subject to the termination provisions set forth in Section 4. Notwithstanding the foregoing, the Hire Date is the Employee's hire/anniversary date as it relates to any service-related calculations or entitlements (except as otherwise set out herein).

SECTION 2- POSITION

2.1 Capacity and Services. The Company shall employ the Employee on a full-time basis in the position of Vice-President, reporting directly to the CEO of Lucid (the "CEO") or the designate. In this position, the Employee shall perform such duties and have such authority as are normally associated with the Employee's position and as may be assigned, delegated or limited from time to time. At all times, the Employee's employment is conditioned upon his/her/their exercising the Employee's duties with due regard to the Company's Business (as defined below) and the Employee's fiduciary and other obligations to the Company. The Employee shall perform all duties and responsibilities in a manner consistent with all applicable laws as well as with the written policies of the Company in effect from time to time.

2.2 Other Duties. The Employee agrees that he/she/they shall seek written permission from the Company regarding any external roles, including board roles, that he/she/they holds or wishes to hold outside of his/her/their employment with the Company, and the Company agrees that it shall not exercise its discretion unreasonably in this regard.

SECTION 3 - COMPENSATION AND BENEFITS

3.1 Base Salary. The annual gross base salary of the Employee shall be CDN $206,000 (the "Base Salary"), to be pro-rated for any partial year of employment.

3.2 Discretionary Bonus. The Employee shall be eligible for an annual bonus based on performance of both the employee and the Company. The bonus is discretionary in the range of 0-20% of base salary, and will be decided by the manager of the employee.

(a) any cash bonus payable under the Bonus Plan is generally payable within 60 days of completion of the applicable anniversary year;

Except as otherwise set out herein or otherwise required by the express minimum requirements of the Ontario Employment Standards Act, 2000, as amended (the "ESA"), the Employee will have no entitlement to any award under the Bonus Plan (or any portion thereof), unless he/she/they is employed by the Company at the time that the bonus is paid by the Company (regardless of the reason for the cessation of employment) and by signing this Agreement the Employee waives any claim for compensation or damages in lieu thereof.

3.3 Share Incentive Plan. The Employee shall be eligible to be considered by the Board for awards under the Company's Share Incentive Plan or any similar plan maintained by the Company (the "SIP") from time to time in the sole discretion of the Board. Any awards under the SIP will be subject to the terms and conditions of the SIP and any applicable award agreement(s). For certainty, except as otherwise set out herein or otherwise expressly required by the ESA, treatment of the Employee outstanding awards under the SIP at the time of cessation of employment (if any) will be addressed in accordance with the terms and conditions of the SIP and any applicable award agreement(s).

3.4 Benefits. The Employee shall be eligible to participate in all benefit plans that the Company maintains from time to time for the benefit of similar employees, in accordance with the terms and conditions of the plans. The Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits plans with or without prior notice, subject only to the express minimum requirements of the ESA.

3.5 Paid Time Off. The Employee shall be entitled to take 21 days of paid time off ("PTO") vacation per calendar year, pro-rated for any partial calendar year of employment. This PTO benefit is in addition to the Employee's entitlement to statutory holidays, sick and bereavement leave under the ESA. The Company will allow remaining PTO to be carried over from one calendar year to the next; however, any PTO that is carried over from one calendar year to the next and not used before December 31st of the following calendar year shall be forfeited and forever lost without any compensation, subject only to the express minimum requirements of the ESA. The Employee acknowledges that this Section 3.5 is a greater right or benefit under the ESA and that in no case will he/she/they receive less vacation pay or holiday pay than that which is expressly required by the ESA.

3.6 Expenses. The Company shall reimburse the Employee for the Employee's travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company's business. Expenses will be reimbursed in accordance with policies and practices approved by the Company. The Employee shall furnish statements and receipts for all such expenses prior to reimbursement.

SECTION 4 - TERMINATION AND RESIGNATION

4.1 Termination for Cause. The Company may terminate the employment of the Employee at any time for Cause by written notice to the Employee and any additional payments and benefits to which the Employee is expressly entitled under the ESA. For the purposes of this Agreement, "Cause" means just cause at common law.

4.2 Resignation by Employee. The Employee shall give the Company fourteen (14) days' notice of the resignation (the "Resignation Period") of the Employee's employment hereunder; however, it is understood and agreed that the Company shall be entitled to:

(a) waive all or part of that notice and accept the Employee's resignation effective at an earlier date, subject to providing the Employee with his/her/their wages and accrued but unpaid vacation pay up to the end of the Resignation Period, which shall not be less than his/her/their minimum statutory entitlements under the ESA over that period. The Employee agrees that any waiver of the Resignation Period by the Company hereunder shall not amount to a termination of the Employee's employment by the Company; or

(b) assign the Employee transitional or temporary duties through such Resignation Period, or have the Employee work at another location (within reason), and the Employee agrees that these actions by the Company shall not amount to a termination of the Employee's employment by the Company.

4.3 Termination without Cause. The Company may terminate the employment of the Employee without Cause at any time, whereupon the Company will provide the Employee with the severance compensation payable pursuant to the terms of section 4.4. It is understood and agreed that a constructive termination of the Employee's employment will constitute a termination without Cause under this Agreement.

4.4 Severance & Benefit Continuation. In the event of a termination of the Employee's employment by the Company pursuant to Section 4.3, and subject to the terms of this Agreement, the Company will provide the Employee with a cash payment in an amount equal to one months of Compensation. "Compensation" for the purposes of this Section 4.4 means the Employee's Base Salary at the time of the termination. In addition to payment of the Compensation described above, in the event of a termination without cause pursuant to Section 4.3, the Company will continue the Employee's benefits as required by the ESA, in accordance with the terms and conditions of the applicable benefit plans.

4.5 No Further Claims. In the event of the Employee's dismissal without cause in accordance with Section 4.3, and upon provision of the payments and other benefits set forth in Section 4.3 the Employee will not be entitled to any additional notice, pay in lieu of notice, severance payments or other compensation or entitlements of any kind, pursuant to the common law or otherwise. Notwithstanding the foregoing, in no event will the Employee receive less than his/her/their minimum statutory entitlements as prescribed by the ESA.

4.6 Release of Claims. In order to receive any entitlement hereunder in excess of the statutory minimums prescribed by the ESA, (a) the Employee shall first execute a release of claims relating to his/her/their employment, in favour of the Company and its affiliates and in a form provided by the Company, and (b) the Employee shall be in compliance with all of his/her/their obligations to the Company that survive the termination of his/her/their employment.

SECTION 5- NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 Definitions. For the purposes of this Section 55:

(a) "Business" means the R&D and products in the therapeutic areas that FSD Pharma and its subsidiaries are engaged in.

(b) "Customer" means any commercial or institutional Entity who has: (i) purchased or licensed from the Company or its affiliates (with the Employee's knowledge) any product produced or service supplied, sold, licensed or distributed by the Company; or (ii) supplied to the Company or its affiliates (with the Employee's knowledge) any product to be produced, sold, licensed or distributed by the Company; provided that Customers shall only include any Entity who was a Customer during the twelve (12) months immediately preceding the last date of the Employee's active employment.

(c) "Entity" means a partnership, limited partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

(d) "Prospective Customer" means any Entity with which the Company or any of its affiliates was in active discussions about selling products or services related to the Business during the twelve (12) months immediately preceding the last date of the Employee's active employment.

(e) "Restricted Period" means a period of one (1) month immediately following the last day of active employment of the Employee.

(f) "Territory" means Canada and the United States.

5.2 Non-Competition. During the Restricted Period, the Employee shall not, in the Territory, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, perform any services that are similar to any services that he/she/they provided on behalf of the Company and/or its subsidiaries or other affiliates at any time during the twelve (12) month immediately prior to the Employee's termination of employment with the Company, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any endeavour, activity or business in the Territory that is substantially similar to or competitive with the Business of the Company.

5.3 Non-Solicitation. During the Restricted Period, the Employee shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, Employee or in any other manner, directly or indirectly:

(a) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer for any purpose which is competitive with the Business; or

(b) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Prospective Customer for any purpose which is competitive with the Business.

5.4 Non-Solicitation of Employees. During the Restricted Period, the Employee shall not, either individually or in partnership or jointly or in conjunction with any other person or entity, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, solicit, induce or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of the Company or its affiliated or related entities whom the Employee supervised or had business contact with on behalf of the Company or its affiliated or related entities during the twelve (12) month period immediately prior to the end of the ~~the~~ Employee's employment, to discontinue or alter any one or more of their relationships with the Company or its subsidiaries or related entities. For greater certainty, this Section shall not prohibit general advertisements in electronic or print media through which the Employee has not intentionally targeted any officer, employee, consultant or agent of the Company or its affiliated or related entities and where the first contact with respect thereto is initiated by such officer, Executive, consultant, or agent.

5.5 Confidentiality. Except in the normal and proper course of the Employee's duties, the Employee shall not use for the Employee's own account or disclose to anyone else, during or after the Employee's last day of active employment, any confidential or proprietary information or material relating to the Company's operations or business that the Employee obtains from the Company or the Company's subsidiaries and affiliates, and their officers, employees, agents, suppliers or customers or otherwise by virtue of the Employee's employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade- mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the "Confidential Information"). Confidential Information does not include: (a) information that is in the public domain, unless such information falls into the public domain through unauthorized disclosure or other acts by the Employee; (b) information that was in the Employee's lawful possession prior to the disclosure and has not been obtained by the Employee either directly or indirectly from the Company or its affiliated or related entities; or (c) information that the Employee is required by law to disclose, provided that the Employee provides the Company with prior written notice of such disclosure.

5.6 Intellectual Property. All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Employee in the scope of and during the course of the Employee's employment (the "Works") including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the "Intellectual Property Rights") shall be the sole and exclusive property of the Company and the Employee hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights that the Employee may have in such Works for the benefit of the Company and its successors, assigns and licensees. The Employee represents and warrants that the Works will not infringe the intellectual property and proprietary rights of any third parties. The Employee shall not disclose the Works to any third parties without the prior written consent of Company.

5.7 Privacy. The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain the confidentiality of personal information of the Employee's, consultants, customers and suppliers of the Company and its affiliated and related entities obtained in the course of the Employee's employment with the Company. The Company shall at all times comply, and shall assist the Employee to comply, with all applicable privacy laws. The Employee acknowledges and agrees that the disclosure of the Employee's personal information may be required as part of the ongoing operations of the Company's business, as required by law, as part of the Company's audit process, as part of a potential business or commercial transaction or as part of the Company's management of the employment relationship, and the Employee hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes, to only the limited extent necessary.

5.8 Return of Property. The Employee agrees that all property and documents (including software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including Confidential Information, in the Employee's possession now or at any time during employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company. Subject to applicable laws, in the event the Employee does not return such property upon termination of employment or if otherwise requested by the Company, the Company has the right to deduct from any monies owing to the Employee the cost of such property from any amounts due or owing to the Employee.

5.9 Acknowledgement. The Employee acknowledges that the Employee's services are unique and extraordinary. The Employee also acknowledges that the Employee's position will give or has given the Employee access to Confidential Information of substantial importance to the Company and its business. The Employee acknowledges that, in connection with the Employee's employment by the Company, the Employee will receive, or will become eligible to receive, substantial benefits and compensation. The Employee acknowledges that the Employee's continued employment by the Company and all compensation and benefits and potential compensation and benefits to the Employee from such employment will be conferred by the Company upon the Employee only because and on condition of the Employee's willingness to commit the Employee's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Employee and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Employee understands the Employee's duties and obligations as set forth in this Section 5~~5~~ and agrees that such duties and obligations would not unduly restrict or curtail the Employee's legitimate efforts to earn a livelihood following any termination of the Employee's employment with the Company.

5.10 Reasonableness. The Employee acknowledges that he/she/they has carefully read and considered Section 5 and, having done so, agrees that the restrictions set forth in this Section 5 are fair and reasonable, and are legitimately required for the protection of the Company's business interests and goodwill. In the event that any part or portion of Section 5 is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, the Employee authorizes such court to enforce the provisions at issue to the fullest extent possible to protect the interests of the Company. In addition, the Employee specifically agrees and understands that the covenants set forth in section 5 shall survive the termination of the Employee's employment relationship with the Company.

SECTION 6 - MISCELLANEOUS COVENANTS

6.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. The Employee hereby waives any right to assert a claim based on pre-contractual representations, negligent or otherwise, made by the Company or its representatives.

6.2 Successors and Assigns. The Employee may not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of this Agreement without the prior written consent of the Company (which consent may be arbitrarily withheld for any or no reason) and any assignment or delegation made without such consent shall be void. Nothing shall prevent the Company from assigning any of its rights or obligations under the Agreement. The Employee by the Employee's signature hereto expressly consents to such assignment. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns.

6.3 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the parties.

6.4 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

6.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

6.7 Attornment. The parties agree to attorn to the exclusive jurisdiction of Ontario.

6.8 Minimum Entitlements. At no time shall the Employee receive less than his/her/their minimum statutory entitlements under the ESA.

6.9 Statutory Deductions and Withholdings. The Company may withhold from any amounts payable under this Agreement such federal or provincial taxes and other statutory deductions that are required by applicable law to be so withheld or deducted. All amounts referenced herein are in Canadian dollars.

SECTION 7- EMPLOYEE'S ACKNOWLEDGEMENT

7.1 Acknowledgement. The Employee acknowledges that:

(a) Part of the Employee's duties shall include entertaining and socializing from time to time in various settings and locations and during weekends. The Employee agrees that if the Employee is not comfortable participating in any such entertainment or social event, the Employee will promptly notify the immediate supervisor. In the absence of any such notification, it is understood that the Employee is voluntarily and/or willingly participating in such entertainment and social events, and does not find them objectionable.

(b) The Employee has received a copy of this Agreement, and by signing below the Employee hereby accepts its terms and conditions, and agrees that there is good and sufficient consideration for the Employee's obligations contained in this Agreement, including the Employee's obligations arising under this Section 7.1(b). The Employee acknowledges having been given an opportunity to obtain independent legal advice with respect to the terms and conditions stated herein, and the Employee executes this Agreement freely and voluntarily with full understanding of its contents. The Employee acknowledges that the Employee has not relied on any representations made by the Company except as specifically set forth in this Agreement. In further consideration of the obligations of the Company under this Agreement, and intending to be legally bound, the Employee irrevocably and unconditionally releases and forever discharges the Company and each parent entity, direct or indirect subsidiary, or other entity that is affiliated with the Company, and each shareholder, member, partner, equity holder, director, officer, manager, Executive, trustee and agent of the Company and/or each such affiliated entity (collectively, the "Company Releasees") from any and all charges, liabilities, damages or causes of action (including attorneys' fees and costs) of any nature whatsoever, whether known or unknown, disclosed or undisclosed, asserted or unasserted, in law or at equity, that Employee has or holds against any Company Releasee as of the date of this Agreement. These include, without limitation, any claims arising from the Employee's employment by the Company prior to the date of this Agreement, any claims relating to violation of any provincial employment practices or human rights law or regulation, and any claims relating to in any way to improper workplace behaviour, including workplace violence, workplace harassment (including sexual harassment) or discrimination pursuant to the Human Rights Code, the Occupational Health and Safety Act, or any other applicable law or regulation. The Employee further acknowledge and agrees that the Employee has not experienced, nor does the Employee have any basis for, any claim against any Company Releasee described in the immediately preceding sentence. The Employee acknowledges the parties' intent that this Section 7.1(b) shall release and discharge the Company Releasees to the maximum extent permitted by law. Further, the Employee waives irrevocably any right to recover under any claim that may be filed by or to any governmental agency with respect to the Employee's employment with the Company.

[THE REST OF THE PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SIGNED	)
)
)
)
)
)
Employee		For Lucid Psycheceuticals a subsidiary of FSD Pharma Inc.

(Signed) Kevin Cassidy		By:	(Signed) Nathan Coyle
Kevin Cassidy			Name: Nathan Coyle Title: CFO FSD Pharma Inc. I have authority to bind the Company.